NORFOLK COMMERCE OWNER, LLC

FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

(Unaudited)

NORFOLK COMMERCE OWNER, LLC

FOR THE SIX MONTHS ENDED JUNE 30,2023

TABLE OF CONTENTS

Page(s)
FINANCIAL STATEMENTS (UNAUDITED)
Statement of Financial Condition	3
Statement of Operations	4
Statement of Changes in Partners’ Capital	5
Statement of Cash Flows	6
Notes to Financial Statements	7-10

NORFOLK COMMERCE OWNER, LLC STATEMENT OF FINANCIAL CONDITION AS OF JUNE 30, 2023 (UNAUDITED)
(Amount in Dollars)
ASSETS	June 30, 2023
Real Estate Property, net of accumulated depreciation of $1,750,258	34,181,367
Cash and Cash Equivalents	1,181,720
Restricted cash	942,414
Other assets	421,196
Commissions, net	314,386
Prepaid expenses	73,498
Accounts receivables	18,491
TOTAL ASSETS	37,133,072
LIABILITIES AND PARTNERS' CAPITAL
Notes and mortgage payable, net of deferred financing costs of $339,535	22,657,349
Other liabilities	388,500
Accounts payable and accrued expenses	71,966
Management fees payable	30,268
TOTAL LIABILITIES	23,148,083

MEMBERS' EQUITY	13,984,989

TOTAL LIABILITIES AND MEMBERS' EQUITY	37,133,072
The accompanying notes are an integral part of these financial statements.

NORFOLK COMMERCE OWNER, LLC STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)
(Amount in Dollars)	For the Six Months Ended June 30, 2023
INCOME
Rental revenue	$1,666,438
Tenants reimbursement	219,203
Other income	14,734
Total Income	1,900,375
EXPENSES
Depreciation and amortization	765,245
Operating expenses	424,904
Property taxes	163,588
Management fees	62,626
General and administrative expenses	12,836
Total Expenses	1,429,199
Operating Income	471,176
Interest and debt expenses	(429,600)
NET INCOME BEFORE INCOME TAX	$41,576
Income Tax Expense	-
NET INCOME	$41,576

The accompanying notes are an integral part of these financial statements.

NORFOLK COMMERCE OWNER, LLC STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

(Amount in Dollars)

	Managing Member	Member	Total
Balance, January 1, 2023	$1,471,896	$13,247,064	$14,718,960
Capital contributions	-	-	-
Capital distributions	(77,555)	(697,992)	(775,547)
Pro-rata allocation of net income	4,158	37,417	41,576
Balance, June 30, 2023	$1,398,499	$12,586,490	$13,984,989

The accompanying notes are an integral part of these financial statements.

NORFOLK COMMERCE OWNER, LLC STATEMENT OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)
(Amount in Dollars)

For the Six Months Ended June 30, 2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$41,576
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	765,245
Changes in operating assets and liabilities:
Accounts receivable	113,225
Restricted cash	57,586
Prepaid expenses	(28,656)
Leasehold Improvements	(42,023)
Commissions, net	(265,357)
Other liabilities	87,173
Management fee payable	30,268
Accounts payable and accrued expenses	(12,421)
NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	746,616

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to Members	(775,546)
NET CASH FLOWS USED IN FINANCING ACTIVITIES	(775,456)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(28,930)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,210,650

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,181,720

SUPPLEMENTAL INFORMATION
Cash paid for interest	$429,600

The accompanying notes are an integral part of these financial statements.

Norfolk Commerce Owner, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE PERIODENDED JUNE 30, 2023

(UNAUDITED)

1.
Organization

Norfolk Commerce Owner, LLC (A Delaware Limited Liability Company), (the “Company”), was formed on April 14, 2022. The joint venture was formed by Yieldstreet and Heritage Capital Group (Sponsor or GP), an investment banking and advisory firm with property and construction management services provided by its affiliate, Heritage Norfolk, LLC to acquire Norfolk Flex Industrial Portfolio that consisted of three flex buildings, in Norfolk, Virginia. The Properties were built between 1983-1990 with 203,000 square feet of office space and 59,000 square feet of warehouse space. Yieldstreet and Sponsor acquired the property with the business plan to re-lease or re-tenant a significant square footage of the tenancy.

2.
Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the reporting periods and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Rental Property

Rental property is carried at cost, net of accumulated depreciation and amortization. Betterments, major renovations and certain costs directly related to the improvement of rental property are capitalized. Maintenance and repair expenses are charged to expense as incurred. Tenant improvements are amortized on a straight-line basis over the lives of the related properties, which approximate the useful lives of the assets.

Depreciation is recognized using straight-line method for financial reporting purposes at the end of the year.

Description	Encumbrances	Gross amount at which carried as at June 30, 2023			Accumulated depreciation and amortization	Date of construction	Date acquired	Life on which depreciation in latest income statement is computed
		Land	Buildings and Improvements	Total
Norfolk Flex Industrial Portfolio, 262,000 sqft. of office and warehouse space located in Norfolk, VA.	35,931,626	5,328,159	30,549,467	35,931,626	(1,843,700)	1983	02/2023	5 to 30 years

Rental property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the rental property’s carrying amount over its Undiscounted Cash Flows and the Terminal Value. Impairment analyses are based on current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to the financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses.

7

Centennial Olympic 336 Property, LP

Notes to Financial Statements

Year Ended December 31, 2022

2. Basis of Presentation and Significant Accounting Policies (Continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments purchased with an original maturity of three months or less.

Restricted Cash

The restricted cash includes balances in escrow accounts maintained with Mortgage lender for the purpose of tax payments, insurance payments, replacement reserve, repairs reserve and interest reserve pursuant to the mortgage loan agreement.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates.

Deferred Financing Costs Related to Mortgage Note Payable

Deferred financing costs related to mortgage note payable consists of fees and direct costs incurred in obtaining such financing. These costs are presented as a reduction of our mortgage note payable liability and are amortized over the term of the loan agreement as a component of “interest and debt expense”.

Rental Income

The Company leases office and warehouse space to tenants through operating leases expiring over the next 12 months. The leases require fixed minimum monthly payments over the terms of the lease and charges for ancillary services provided by the property owner. Rental revenue includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease.

Tenant Reimbursement Income

Tenant reimbursement income includes revenue arising from tenant leases which provide for the recovery of all or a portion of the operating expenses, such as electricity, water, trash, and monthly statement fees of the property. This revenue is earned in the same period as the expenses are incurred.

Income Taxes

The Company operates as a limited liability company and is taxed as a partnership. As such, the Company is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Company is required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. Accordingly, these financial statements do not reflect a provision for federal and state income taxes.

The Company follows the guidance in the Financial Accounting Standards Board Accounting Standards Codification topic related to Uncertainty in Income Taxes which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements uncertain tax positions that the Company has taken or expects to take in its income tax returns. Management believes that it has appropriate support for the positions taken on the Company’s tax returns.

3.
Related Party Transactions

Company has entered the following transaction with related parties for the period ended June 30, 2023.

Serial No.	Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount ($)
1	Heritage Capital Management	Affiliate/Property Manager	Property Management	3% collected on cash receipts	62,626

Centennial Olympic 336 Property, LP

Notes to Financial Statements

Year Ended December 31, 2022

4.
Mortgage Payable

On 04/14/22 the Company obtained a $22,912,000 mortgage secured by the property. The mortgage matures on January 1, 2025, with one-year extension option available. The mortgage bears interest rate of Month Term SOFR forward currency rate plus 3.50% margin spread. Pursuant to the Loan, certain covenants restrict the sale of assets and limit future borrowings. The company is in compliance with all the covenants.

5.
Members' Equity

Each member of the company has contributed capital to the Company and thereafter may make additional capital contributions to the Company in accordance with the terms of the Limited Liability Agreement. Without limitation, no member shall, upon dissolution of the Company or otherwise, be required to restore any deficit in such member’s capital account. No member shall be entitled to withdraw from the Company.

At least quarterly, or otherwise at such other times at the members’ approval, all available cash shall be distributed to the members in accordance with the limited liability accompany agreement. Allocations of profits or losses of are allocated among the members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to the distributions that would be made to such member if the Company were dissolved, its affairs would up and its assets sold for cash equal to their gross asset value, all company liabilities were satisfied (limited with respect to each nonrecourse liability to the adjusted gross asset value of the asset securing such liability), and the net assets of the company were distributed to the members immediately after making such allocation; provided, however, that in calculating such target capital account amounts there shall be added back to each members' capital account its share of the Company minimum gain, if any, and partner nonrecourse debt minimum gain, if any.

6.
Fair Value Measurement

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC Topic 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1 – quoted prices(unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2 – observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3 – unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment is necessary to interpret Level 2 and 3 inputs in determining the fair value of our financial and non-financial assets and liabilities. Accordingly, our fair value estimates, which are made at the end of each reporting period, may be different than the amounts that may ultimately be realized upon sale or disposition of these assets.

6. Fair Value Measurement (Continued)

Financial Assets and Liabilities Not Measured at Fair Value

Financial assets not measured at fair value on our balance sheets consists of cash and restricted cash. Financial liabilities not measured at fair value in our financial statements include mortgage note. Estimates of the fair value of these instruments are determined by the standard practice of modeling the contractual cash flows required under the instrument and discounting them back to their present value at the appropriate current.

The following is a summary of the carrying amounts and fair value of these financial instruments as of June 30, 2023.

Financial assets	As of June 30, 2023
	Carrying Amount ($)	Estimated Fair Value ($)
Cash and cashequivalents	1,181,720	1,181,720
Restricted cash	942,414	942,414
Total	2,124,134	2,124,134

Centennial Olympic 336 Property, LP

Notes to Financial Statements

Year Ended December 31, 2022

Financial liabilities	As of June 30, 2023
	Carrying Amount ($)	Estimated Fair Value ($)
Notes and mortgages payable	22,657,349	22,912,000

The following is a summary of the carrying amounts and fair value of the Financial Instruments as on June 30, 2023.

7.
Commitments and Contingencies

Insurance

The Company has commercial general liability coverage on the property, with limits of liability customary within the industry. The Partnership believes the Property is adequately insured in consultation with our insurance advisers and the policy specifications and insured limits are adequate given the relative risk of loss and the cost of the coverage.

Other Commitments and Contingencies

There are no other significant commitments and contingencies.

8.
Subsequent Events

The Company has evaluated subsequent events through September 25, 2023 the date these consolidated financial statements were available to be issued and has determined that there are no subsequent events.